Exhibit 11

                                        December 16, 2002

Lincoln Benefit Life Company
Lincoln Benefit Life Centre
Lincoln, Nebraska 68501-0469

     Re:  Lincoln Benefit Life Company
          Pre Effective Amendment to Registration Satement on Form N-6 (File No. 333-100131)

Dear Sirs:

This opinion is furnished in connection with the filing of a Pre-Effective Amendment to the Registration Statement on Form N-6 ("Pre-Effective Amendment") by Lincoln Benefit Life Variable Life Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies ("Policies") offered by Lincoln Benefit Life Company ("Lincoln Benefit"). Premiums paid under variable universal life insurance policies offered by Lincoln Benefit may be allocated by Lincoln Benefit to the Separate Account in accordance with the owners' direction with reserves established by Lincoln Benefit to support such Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Lincoln Benefit and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

     1. Lincoln Benefit is a corporation duly organized and validly existing under the laws of the State of Nebraska.

     2. The Separate Account is an account established and maintained by Lincoln Benefit pursuant to the laws of the State of Nebraska, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses or Lincoln Benefit.

     3. Assets allocated to the Separate Account will be owned by Lincoln Benefit. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Lincoln Benefit may conduct.

     4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of Lincoln Benefit in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                        Yours truly,

                                        /s/ William F. Emmons

                                        William F. Emmons
                                        Vice President, Assistant Secretary and
                                          Assistant General Counsel